Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-113237 and 333-120717) and Form S-8 (Nos. 333-139874, 333-82538, and 333-47097) of Deckers Outdoor Corporation (the Company) of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Deckers Outdoor Corporation as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Deckers Outdoor Corporation.

As described in notes 1 and 6 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109. As described in note 1 to the consolidated financial statements, effective January 1, 2008, the Company adopted the provisions of FASB Statement of Financial Accounting Standards No.157, Fair Value Measurements, for fair value measurements of all financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

/s/ KPMG LLP

Los Angeles, California
March 2, 2009